Exhibit 99.1

Forian Inc.
Announces Stock Repurchase

Newtown, PA, October 3, 2023 (GLOBE NEWSWIRE) – via NewMediaWire – Forian Inc. (Nasdaq: FORA), a provider of data science driven information and analytics solutions to the healthcare and life sciences industries, today announced that it has repurchased an aggregate of 1,604,676 shares of Forian common stock in a privately negotiated transaction at redemption price of $2.15 per share for an aggregate purchase price of approximately $3.45 million. The redeemed shares were cancelled and retired and returned to authorized and unissued shares.

About Forian
Forian provides a unique suite of data management capabilities and proprietary information and analytics solutions to optimize and measure operational, clinical and financial performance for customers within the traditional and emerging life sciences and healthcare payer and provider segments. For more information, please visit the Company’s website at www.forian.com.

Media and Investor Contact:
forian.com/investors
ir@forian.com
267-225-6263
SOURCE Forian Inc.